Exhibit (h)(17)

AMENDMENT NO. 1 TO THE ACCOUNTING SERVICES AGREEMENT

        This Amendment No.1(the “Amendment”) is made as of May 31, 2005 to the Accounting Services Agreement dated September 1, 2000 (the “Agreement”) between TD Waterhouse Investor Services, Inc. (“TDWIS”) and SEI Investments Global Funds Services, formerly named SEI Investments Mutual Funds Services (“SEI”}. By signing this amendment, TD Asset Management USA Inc. (“TRAM”), a current affiliate of TDWIS, acknowledges that it will succeed to the rights and obligations of TDWIS under the Agreement and agrees to be bound by the terms and conditions of the Agreement as amended by this amendment.

        WHEREAS, Customer and SEI desire to substitute TDAM for TDWIS as Customer under the terms of the Agreement whereby TDAM will succeed to the rights and obligations of TDWIS under the Agreement;

        WHEREAS, Customer and SEI desire to amend the Agreement as set forth below;

        NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows. Any capitalized terms in this amendment shall have the same meaning as ascribed to them in the Agreement.

1.	TDAM replaces TDWIS as Customer under the terms of the Agreement and succeeds to the rights and obligations of TDWIS under the Agreement. All references in the Agreement to TDWIS shall be changed to TDAM.

2.	Article 12 of the Agreement is revised by deleting the second sentence of that article.

3.	This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

4.	This Amendment may be executed in counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

5.	Except as specifically set forth herein, all other terms and provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, TDWIS, SEI and TDAM have executed this Amendment as of the date first written above.

TD Waterhouse Investor Services, Inc.

By: /s/ Richard H. Neiman Name: Richard H. Neiman Title: Executive Vice President Date: August 15, 2005

SEI Investments Global Funds Services

By: /s/ Stephen G. Meyer Name: Stephen G. Meyer Title: Executive Vice President Date: 9/8/05

ACKNOWLEDGED AND AGREED:

TD Asset Management USA Inc.
By: /s/ Michele R. Teichner Name: Michele R. Teichner Title: SVP Date: 9/7/05